Exhibit 99.1
Chart Industries CEO to Sell Shares for Estate Planning Purposes
Cleveland, OH – June 2, 2008 — Chart Industries, Inc. (NASDAQ: GTLS) today announced that a trust established by Samuel F. Thomas, the Company’s Chairman and CEO, intends to sell up to 80,000 shares of Chart common stock beginning in June 2008. Additionally, Mr. Thomas intends to sell up to 20,000 shares of Chart common stock owned directly. These shares will be sold in accordance with the Company’s policies with respect to insider sales, including the sale of some of the shares in accordance with a Rule 10b5-1 plan established under the Securities Exchange Act of 1934.
Mr. Thomas and his previously established grantor retained annuity trust (“GRAT”) plan to sell up to 100,000 shares in total, or less than 11% of his current Chart holdings, beginning on June 2, 2008 until all shares are sold or Mr. Thomas’ 10b5-1 plan expires on December 31, 2008, subject to the market price of Chart’s common stock. This is intended to provide for the orderly sale of Mr. Thomas’ common stock to facilitate estate and personal financial planning in connection with the GRAT’s upcoming June 2008 expiration, with the goal of minimizing any market impact and avoiding any concerns about the timing of the transactions.
Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com.
For more information, click here: http://www.chart-ind.com/investor_relations.cfm/?b=1444&I=1

Contact:

Chart Industries, Inc.
Matthew J. Klaben
Vice President,
General Counsel
and Secretary
216-626-1216
matt.klaben@chart-ind.com